CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2015 (March 9, 2016, as to the disclosure of the approximate distribution of Base USAP online revenue by product type for fiscal year 2014 included in Note 15 - Segment Information), relating to the consolidated financial statements of U.S. Auto Parts Network Inc. for the fiscal year ended January 3, 2015, appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. for the fiscal year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
March 13, 2017